Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into between Robert Alan Stewart (“Executive”) and Allergan, Inc. (“Allergan”) on its own behalf and on behalf of its parent companies, subsidiaries, affiliates, predecessors and successors, and the affiliates, predecessors and successors of such entities (specifically including, but not limited to, Allergan plc; Allergan USA, Inc.; and Allergan Holdco US, Inc.) (Allergan and all such other entities are referred to collectively as the “Company”).

In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.Resignation of Employment. Executive has resigned his employment with the Company effective as of the close of business on January 12, 2018 (the “Termination Date”), consistent with the Press Release of Amneal Pharmaceuticals issued December 18, announcing Executive’s intention to become President of Amneal – see https://www.prnewswire.com/news-releases/robert-stewart-to-join-amneal-pharmaceuticals-as-president-300572365.html. Effective as of the Termination Date, Executive has ceased to be an employee of the Company and will not be eligible to receive any salary or benefits of employment, except as described in this Agreement. If Executive is an officer or director of any of the Company entities, then, effective as of the Termination Date, Executive agrees to and hereby does resign from any and all offices and directorships with any such Company entities, and agrees to execute all documents reasonably requested by the Company to effectuate such resignation(s). Regardless of whether Executive signs this Agreement, Executive shall receive Executive’s usual pay up to and including the Termination Date.

2.Eligibility for 2017 Annual Incentive Award Payment.  In view of Executive’s contributions and performance during the relevant performance period up to and including the Termination Date, and the further agreements provided herein, Executive shall be eligible to receive payment under the 2017 Allergan Annual Incentive Plan, with the performance period ending December 31, 2017 as and to the extent such payment is determined and certified by the Compensation Committee of the Board of Directors of Allergan plc based upon Company and individual performance (the “Payment”).

Executive acknowledges and agrees that Executive has been paid and/or received all leave (paid or unpaid), vacation pay, compensation, wages, bonuses, commissions, equity and/or benefits of any kind to which Executive may be entitled from the Company or its affiliates.

The Company may withhold from any amounts payable to Executive such federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation, as well as any deductions specified under this Agreement. No additional deductions shall be made from such payments for the Allergan, Inc. Savings and Investment Plan, or any 401(k) plan or deferred compensation plan. Additionally, in certain limited circumstances, the

Company’s obligation to make of the Payment set forth in this paragraph 2 shall be subject to possible reduction and/or delay by reason of the operation of and in accordance with certain provisions of Section 409A of the United States Internal Revenue Code of 2017, as amended.

3.Release of Claims. In consideration of the agreement of the Company herein including with respect to the Payment, Executive, on behalf of Executive and Executive’s heirs, executors, representatives, successors, and assigns, completely releases and forever discharges the Company (as defined above), Allergan’s and each of the other Company entities’ current and former owners, officers, directors, employees, insurers, attorneys and agents, both in their personal and representative capacities, their third party manufacturers, insurers, any other entity directly or indirectly controlled by them, successors and assigns of all of the foregoing, past and present, and the various Company benefit plans, committees, trustees, fiduciaries, and trusts (hereinafter all collectively referred to as the “Releasees”) from any and all claims, rights, demands, actions, obligations, liens, costs, expenses, orders, judgments, attorneys’ fees, and causes of action, of whatever kind or nature, asserted or unasserted, arising on or at any time prior to the date on which Executive signs this Agreement, which Executive may now have, or has ever had, against any of the Releasees arising from or in any way connected with the employment relationship between Executive and the Company, or any acts or omissions occurring during the employment relationship or the termination thereof up to and including the date on which Executive signs this Agreement. Without limiting any of the foregoing, this Release of Claims includes, but is not limited to, all “wrongful discharge,” retaliation and discrimination claims; all claims relating to any contracts of employment, express or implied; all claims for defamation, misrepresentation, or negligence; all claims for monies or severance pay; all tort claims of any nature, including claims for alleged infliction of emotional distress; all claims under any laws or regulations relating to employment matters including, but not limited to the following, as amended: (1) Title VII of the Civil Rights Act of 1964, 42 U. S. C. § 2000(e), et seq.; (2) the Age Discrimination in Employment Act, as amended, 29 U. S. C. § 621, et seq. (the “ADEA”); (3) Section 1981 of the Civil Rights Act of 1866, 42 U. S. C. § 1981; (4) the Equal Pay Act of 1963, 29 U. S. C. § 206; (5) Executive Order 11141; (6) Section 503 of the Rehabilitation Act of 1973, 29 U. S. C. § 701, et seq. ; (7) the Americans With Disabilities Act, 42 U. S. C. § 12101, et seq.; (8) the Employee Retirement Income Security Act of 1974, as amended, 29 U. S. C. § 1001, et seq. (except for any vested benefits under any tax qualified benefit plan); (9) the Immigration Reform and Control Act, 8 U. S. C. §101, et seq.; (10) the Worker Adjustment and Retraining Notification Act, 29 U. S. C. §2101, et seq.; (11) the Fair Credit Reporting Act, 15 U. S. C. § 1681, et seq.; (12) the Sarbanes-Oxley Act of 2002, to the extent permitted by law; (13) Section 885 of the American Jobs Creation Act of 2004 and any applicable guidance thereunder (Internal Revenue Code Section 409A); (14) the Family and Medical Leave Act; (15) the New Jersey Conscientious Employee Protection Act; (16) the Massachusetts Wage Act, Mass. Gen. Law Ch. 149, §148 (17) the Massachusetts antidiscrimination law, Mass. Gen. Law Ch. 151B; (18) the California Fair Employment and Housing Act; (19) the California Whistleblower Protection Law (Labor Code §§ 1102.5, et seq.); (20) the Cal-WARN Act, Cal. Labor Code §§1400-1408; (21) the Millville Dallas Airmotive Plant Job Loss Notification Act; (22) the New York Worker Adjustment and Retraining Notification Act; (23) any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; and all claims for vacation, sick, or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, plan, policy, handbook, or manual; and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This Release of Claims does not affect any vested rights Executive may have under the Allergan, Inc. Savings and Investment Plan or any 401(k) or Profit Sharing Plan of the Company, as well as any vested rights that Executive may have under any equity award previously granted to Executive under any equity plan of the Company. Any such vested rights that Executive may have shall be determined by the terms of such Plans or plans and the agreements related thereto. In addition, this Release of Claims does not release any claim (i) to pay or provide any compensation or benefit required to be paid or provided under this Agreement, (ii) to indemnify Executive for his acts as an officer or director of the Company or any other Company entity in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect of the Effective Date of this Agreement, (iii) to benefits that Executive and/or his eligible, participating dependents or beneficiaries may have under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which Executive and/or such dependents are participants, and/or (iv) arising after the Termination Date.

Executive hereby acknowledges and agrees that Executive shall not seek to recover nor be entitled to recover from any of the Releasees for any claim that has been released in this Release of Claims.

4.Release – Other Information.

(a)Nothing in this Agreement shall be interpreted or applied to affect or limit Executive’s otherwise lawful right to bring an administrative charge with the U. S. Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local administrative agency, or to testify, assist, or participate in any investigation, hearing, or proceeding conducted by the EEOC or other federal, state, or local administrative agency. Executive agrees that Executive has released the Releasees from any and all liability from the laws, statutes, and common law listed in paragraph 3 above. As such, the Company may assert its rights under the Release of Claims in this Agreement as a defense to any administrative, judicial or other proceeding or lawsuit filed against the Releasees asserting or alleging any claim, demand or cause of action that has been released or waived in paragraph 3 above. Further, Executive is not and will not be entitled to any monetary relief resulting from any proceeding brought by Executive or the EEOC or any other person or entity on Executive’s behalf (including but not limited to any federal, state, or local agency) asserting or alleging any claim, demand or cause of action that has been released or waived in paragraph 3 above. For the avoidance of doubt, nothing in this Agreement shall be interpreted to limit Executive’s right to receive an award to which Executive may be entitled for information provided to the U. S. Securities and Exchange Commission (SEC), the U. S. Commodity Futures Trading Commission (CFTC), or equivalent state securities enforcement agencies.

(b)The parties also acknowledge that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (“OWBPA”) (29 U. S. C. § 626), the knowing and voluntary nature of his release of any claims for violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U. S. C. § 621, et seq. (“ADEA”) against any of the Releasees before a court, the EEOC, or any other federal, state, or local agency.

5.Release of Claims under the ADEA, Right to Review and Revoke. Executive expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims that Executive has or may have under the ADEA. The following terms and conditions apply to and are part of the waiver and release of claims under this Agreement:

(a)The waiver and release of claims contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

(b)Executive is hereby advised to consult a lawyer before signing this Agreement. Executive is granted at least twenty-one (21) calendar days after Executive is presented with this Agreement to decide whether or not to sign this Agreement. If Executive signs this Agreement before the expiration of the at least twenty-one (21) day period, she waives the balance of that period. Executive agrees that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the consideration period of at least twenty-one (21) calendar days.

(c)Executive will have the right to revoke this Agreement for a period of seven (7) days after signing this Agreement, and this Agreement shall not become effective or enforceable unless and until this revocation period has expired without revocation by Executive. If Executive timely revokes this Agreement, Executive will not receive or be entitled to receive the Payment specified in paragraph 2 above.

(d)Any revocation by Executive must be in writing and delivered to Allergan plc, Attention: HR Service Delivery Team, 5 Giralda Farms, Madison, NJ 07940 on or before the seventh (7th) day after the date that this Agreement is executed by Executive. Executive hereby acknowledges and agrees that Executive is knowingly and voluntarily waiving and releasing Executive’s rights and claims only in exchange for consideration (something of value) in addition to anything of value to which Executive is already entitled.

6.Confidential Information, Return of Company Property, Confidentiality of this Agreement, Non-Solicitation Agreement.

(a)Executive acknowledges that during Executive’s employment by the Company, Executive has had access to and has obtained Confidential Information (defined below). Executive acknowledges and agrees that all Confidential Information is the exclusive property of the Company (or of one or more of the Company entities, as the case may be) and that Executive has no ownership interest whatsoever in any of the Confidential Information. Executive further acknowledges and agrees that at all times following and including the Effective Date of this Agreement (and with the exception of disclosures to government agencies), all Confidential Information shall be held confidential by Executive and Executive will not (nor will Executive assist any other individual or entity to do so), directly or indirectly: (a) disclose any of the Confidential Information to any individual or entity; (b) publish or otherwise use such Confidential Information; and/or (c) remove, arrange for the removal of, or accept any Confidential Information from any of the premises of the Company (and/or from any other premises). Executive represents and warrants that at all times prior to and including the Effective Date of this Agreement, Executive has not disclosed or used any of the Confidential Information or removed any of the Confidential Information from any of the premises of the Company, except as required in the ordinary course of Executive’s employment by the Company (and except for disclosures to:  government agencies; and/or other employees of the Company, for purposes of engaging in lawful “concerted activities” under Section 7 of the National Labor Relations Act or similar state statute). However, if Executive becomes legally required to disclose any of the Confidential Information by subpoena, Court order or other valid legal process, then, to the extent permitted by law, Executive will give the Company immediate notice of such pending disclosure and will reasonably cooperate with the Company prior to such disclosure should the Company decide to seek a protective order or other means of preserving the confidentiality of the Confidential Information. For purposes of this Agreement, Confidential Information means any and all confidential, proprietary and/or trade secret (and all other intellectual property rights owned or licensed by any of the Company entities) information and/or materials relating to or concerning the business, affairs, products, services and/or operations of any of the Company entities. The term Confidential Information, as used in this Agreement, shall also include, without limitation, confidential, proprietary and/or trade secret information and materials received by the Company from third parties subject to a duty on the part of the Company to maintain the confidentiality of such information and materials and, in some cases, to use it only for certain limited purposes. The controlled disclosure of Confidential Information by the Company to vendors, suppliers, contractors or others for legitimate business purposes and the availability of the Confidential Information to others outside of the Company through independent efforts will not remove or disqualify such information from being protected herein as Confidential Information. Notwithstanding any of the above, no information constitutes Confidential Information if it is otherwise generally publicly known and in the public domain from sources other than Executive.

Notwithstanding anything contained in this Agreement to the contrary, it will not be a violation of this paragraph 6(a) if Executive uses or discloses Confidential Information either while he is an employee of the Company or thereafter (i) if such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) if he is required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (iii) to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any Confidential Information by an Exempt Person shall be deemed to be a breach of this paragraph 6(a) by Executive.

(b)Executive represents that Executive will on or prior to the Termination Date complete all reasonable transition assistance requests of Allergan (including but not limited to aiding in the location of files), and will have returned to the Company all Company property, including, but not limited to, all equipment, vehicles, product samples, computers, pass codes, keys, swipe cards, credit cards, documents, or other materials, in whatever form or format that Executive received, prepared, or helped prepare. Executive further represents that Executive will not retain after the Termination Date, whether in hard copy or electronic form, any copies, duplicates, reproductions, computer disks, or excerpts thereof, of the Company’s or any of its customers’ documents.

(c)Non-Solicitation.  Executive agrees that, except with respect to the individuals identified on Schedule 6(c) hereto (subject to the restrictions set forth in such schedule), for a period of eighteen (18) months immediately following the Effective Date of this Agreement, Executive will not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six (6) month period prior to the Termination Date), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or one of its affiliates, (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, or (iii) induce or attempt to induce any then current customer, any person or entity as to which Executive was personally involved, during the six (6) month period prior to the Termination Date, in the Company’s efforts to secure such person or entity as a customer, or any supplier, licensee, or other business associate of the Company or any its affiliates to cease doing business with the Company or such an affiliate, or to interfere with the relationship between any such customer, person or entity, supplier, licensee, or business associate, on the one hand, and the Company or any of its affiliates, on the other hand.  For the sake of clarity, the foregoing restrictions shall not apply to prevent the hiring of personnel who respond to general solicitation for open positions and where there is not a separate violation of clauses (i), (ii) or (iii) of this subparagraph 6(c).

7.Cooperation. Executive agrees to fully and reasonably cooperate with all reasonable requests from the Company or its attorneys for information or assistance in any lawsuit or investigation involving the Company. Executive further agrees to reasonably cooperate with reasonable requests for information relating to projects, assignments, or functions about which Executive possesses knowledge as a result of Executive’s employment. If Executive’s cooperation after the end of 2018 exceeds eight (8) hours in any calendar month, then Executive shall be paid a per diem compensation rate of $5,000 for any full or partial day in which Executive provides cooperation services under this paragraph 7. Executive shall also be reimbursed for reasonable expenses incurred by Executive in providing cooperation under this paragraph 7 (e.g, travel, lodging and meal expenses), provided that Executive provides appropriate invoices and/or receipts for any such expenses.  Executive agrees that upon receipt of any subpoena relating in any way to the Company, and/or receipt of any contact from a government agent relating in any way to the Company, Executive will, to the extent permitted by law, immediately notify the Company’s Chief Legal Officer and will fax, e-mail or hand deliver a copy of the subpoena to the Chief Legal Officer within forty-eight (48) hours of service upon Executive and prior to responding, testifying or providing documents or information in response to the subpoena.

8.Governing Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed under the laws of the State of New Jersey, without reference to New Jersey’s choice of law principles, unless superseded by federal law.

9.Admission. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees or Executive of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.Entire Agreement; Continuing Validity of Certain Existing Agreements and Confidentiality and Non-Solicitation Obligations. This Agreement contains and constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement; provided, however, that Executive acknowledges and affirms that Executive shall remain bound by the applicable provisions of the Company’s Code of Conduct and any restrictive covenant, inventions agreement, confidentiality agreement or similar agreement (collectively, “Restrictive Agreement”) which Executive signed in connection with Executive’s employment. (To the extent that this Agreement addresses subject matters that are also addressed in any such Restrictive Agreement, this Agreement shall be interpreted and applied so as to enhance the protections afforded to the Company under any such Restrictive Agreement.)  This Agreement shall not affect Executive’s right to indemnification by the Company as an officer of the Company.

11.Severability and Modifications. The provisions of this Agreement are severable and if any part is found to be unenforceable, the other portions shall remain fully valid and enforceable. Additionally, if any of the waivers and releases set forth in paragraphs 3 through 5 above are held to be invalid, illegal, void and/or unenforceable by an arbitrator or a court of competent jurisdiction:  (i) the remaining waivers and releases shall remain fully valid and enforceable; and (ii) upon request by the Company, Executive shall immediately duly execute and deliver to the Company a release and waiver that is legal and enforceable to the fullest extent of the law. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized officer of the Company. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that Executive or the Company may have under this Agreement shall not be deemed a waiver of such provision or right or any other provision or right under this Agreement.

12.Construction of Agreement. The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter.

13.Section 409A. Amounts payable under this Agreement are intended by the parties to comply with or be exempt from Section 409A of the Internal Revenue Code of 2017, as amended (the “Code”) and the regulations and guidance thereunder (collectively, “Section 409A”), including as a result of the “short term deferral” exemption or the “separation pay plan” exemption thereunder, and accordingly to the maximum extent permitted shall be interpreted in a manner consistent therewith. For purposes of applying Section 409A, Executive’s right to receive any installment payment of compensation under this Agreement shall be treated as a right to receive a series of separate payments of compensation. “Termination of employment” or words of similar import, as used in this Agreement, shall mean, with respect to any payments subject to Section 409A, Executive’s “separation from service” as defined by Section 409A. The date for payments payable under this Agreement shall be determined in accordance with the terms of this Agreement and shall not be subject to direct or indirect designation by Executive. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A unless the Company is solely responsible for such violation of Section 409A.  The parties agree to cooperate and act in good faith to ensure full compliance with Section 409A.

14.Knowing and Voluntary Execution. Executive represents and warrants that Executive has read this Agreement, has had adequate time to consider it, has been advised to consult with an attorney before signing this Agreement, understands the meaning and application of this Agreement and has signed this Agreement knowingly, voluntarily and of Executive’s own free will with the intent of being bound by it.

15.Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

16.Currency. All amounts designated and payable under this Agreement are denominated and payable in United States dollars.

17.Headings.The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.Counterparts. This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS AND AFFECTS IMPORTANT LEGAL RIGHTS.

ALLERGAN, INC.

By:

Print Name:

Date:

ROBERT ALAN STEWART

Signature:

Date:

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